EXHIBIT 99.7

Consent of Prospective Director

     Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named as about to become a director of Perrigo Company (the “Registrant”) in the Registrant Statement on Form S-4 of the Registrant relating to the Registrant’s Common Stock to be filed with the Securities and Exchange Commission pursuant to the Securities Act.

/s/ MOSHE ARKIN
Name: Moshe Arkin

December 22, 2004
Date